UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 26, 2018

Ormat Technologies, Inc.

(Exact Name of Registrant as Specified in Its Charter)

001-32347

(Commission File Number)

Delaware (State of Incorporation)	No. 88-0326081 (I.R.S. Employer Identification No.)

6225 Neil Road, Reno, Nevada (Address of Principal Executive Offices)	89511-1136 (Zip Code)

(775) 356-9029
(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions: (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

Item 8.01 Other Events

Item 9.01 Financial Statements and Exhibits

Signatures

Exhibit Index

Exhibit 99.1

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01     Entry into a Material Definitive Agreement.

Merger Agreement

On January 24, 2018, Ormat Nevada Inc., a Delaware corporation and a wholly owned subsidiary of Ormat Technologies, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with OGP Holding Corp., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), and U.S. Geothermal Inc., a Delaware corporation (“USG”). Pursuant to the Merger Agreement, Merger Sub will merge with and into USG (the “Merger”), with USG surviving the Merger as a wholly owned subsidiary of the Company. Subject to satisfaction or waiver of the conditions set forth in the Merger Agreement, the closing of the Merger is expected to occur in the second quarter of 2018.

At the effective time of the Merger (the “Effective Time”), each share of USG’s common stock, par value $0.001 per share (collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time will be converted into the right to receive $5.45 per Share in cash, without interest (the “Merger Consideration”), subject to customary exceptions, among others, for Shares held by (i) the parties to the Merger Agreement or their respective subsidiaries and (ii) USG stockholders who properly exercise appraisal rights for their Shares.

The Merger Agreement contains customary representations and warranties of each of the parties. It also contains customary covenants of the parties. These include, among others, covenants for each of the parties to cooperate and use their respective commercially reasonable efforts to cause the Merger to be consummated, and covenants requiring USG to carry on its business in the ordinary course consistent with past practice and to not solicit proposals relating to alternative transactions.

The closing of the Merger is subject to customary conditions, including, among other things, (a) approval of the Merger by USG’s stockholders, (b) expiration or termination of any applicable regulatory waiting periods and receipt of required antitrust approvals, (c) the absence of injunctions or other legal restraints prohibiting the Merger, (d) receipt of required approvals from the Federal Energy Regulatory Commission, (e) receipt of required consents, (f) the accuracy of the parties’ representations and warranties, (g) compliance by the parties with their respective covenants in the Merger Agreement and (h) the absence of any material adverse effect on USG.

The Merger Agreement may be terminated in certain circumstances, including if the Merger has not been consummated by May 24, 2018. If the Merger Agreement is terminated under certain circumstances, a termination fee of 3% of the Merger Consideration (approximately $3.2 million) is payable, either by the Company or by USG, depending on the circumstances set forth in the Merger Agreement.

The foregoing description of the Merger Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

Voting Agreements

In connection with the Merger Agreement, certain of USG’s directors and executive officers who are also stockholders of USG entered into voting agreements (collectively, the “Voting Agreements”). The Voting Agreements require the applicable stockholder, among other things, to vote such stockholder’s Shares in favor of the approval of the Merger Agreement, the Merger and the transactions contemplated thereby.

Item 8.01      Other Events.

On January 24, 2018, the Company issued a press release announcing its entry into the Merger Agreement. A copy of that press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01     Financial Statements and Exhibits.

(d)      Exhibits.

Exhibit 99.1     Press release of the Company dated January 24, 2018.

Safe Harbor Statement

Information provided in this current report on Form 8-K may contain statements relating to current expectations, estimates, forecasts and projections about future events that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to the Company’s plans, objectives and expectations for future operations and are based upon management's current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see "Risk Factors" as described in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2017.

These forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ormat Technologies, Inc.

By	/s/ Isaac Angel
	Name:	Isaac Angel
	Title:	Chief Executive Officer

Date: January 26, 2018

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release of Registrant dated January 24, 2018